UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 16, 2011

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2011, Tenet Healthcare Corporation (“Tenet”) announced that Britt Reynolds, age 46, has been appointed Tenet’s President of Hospital Operations, effective mid-January 2012. Tenet’s Chief Operating Officer, Dr. Stephen L. Newman, will assume the title of Vice Chairman to serve during a management transition period until he begins retirement in June 2012. Mr. Reynolds joins Tenet from Health Management Associates, Inc. (“HMA”), where he has served as Senior Vice President and Divisional President since December 2008. Prior to joining HMA, he served as a multi-facility divisional vice president for seven years primarily in the northeast, mid-west and southeast. For more than 22 years he has held executive leadership roles in the proprietary and investor-owned sector and has worked with major healthcare organizations including Community Health Systems, HCA, Humana and not-for-profit systems.

Mr. Reynolds does not have a written employment agreement. Mr. Reynolds’ initial base salary will be $650,000 per year. As a participant in Tenet’s annual incentive plan, Mr. Reynolds will be eligible for an annual bonus, based on individual and company performance. His target bonus award percentage under the plan has been set at 95% of annual base salary. Mr. Reynolds will be eligible for annual stock-based incentives. He will also participate in Tenet’s supplemental executive retirement plan, executive severance plan and other benefit plans available to Tenet executive officers and employees, as described in Tenet’s Definitive Proxy Statement for the Annual Meeting of Shareholders held on November 3, 2011. Following commencement of employment, Mr. Reynolds will receive a sign-on bonus of $462,000 and a grant of 225,000 restricted stock units.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release issued on December 16, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Gary Ruff
Gary Ruff Senior Vice President and General Counsel

Date: December 16, 2011

EXHIBIT INDEX

99.1	Press Release issued on December 16, 2011